Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1 (No. 333-_____) and related Prospectus of SouthPeak Interactive Corporation and to inclusion of our report dated October 3, 2008 with respect to the consolidated financial statements of SouthPeak Interactive Corporation and subsidiaries as of and for the year ended June 30, 2008 also included therein, as filed with the Securities and Exchange Commission.

/s/ Reznick Group, P.C.

Vienna, Virginia
October 14, 2008